                                                                      EXHIBIT 12

                         PENNZOIL-QUAKER STATE COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   FOR THE TWELVE MONTHS ENDED DECEMBER 31,
                                              --------------------------------------------------
                                                1994       1995      1996      1997       1998
                                              --------   --------   -------   -------   --------
                                                   (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS)
Income from continuing operations before
  income from equity investees..............  $(15,031)  $(46,772)  $ 4,980   $(4,948)  $(78,755)
Distribution of income from equity
  investees.................................        --         --        --     4,359     32,888
Amortization of capitalized interest........       482        337       575     1,292      1,904
Income tax provision........................    (1,462)   (24,043)   (1,103)    6,245    (38,338)
Interest charges............................    46,627     79,632    73,468    80,167     90,552
Income before income tax provision and
  interest charges..........................  $ 30,616   $  9,154   $77,920   $87,115   $  8,251
                                              ========   ========   =======   =======   ========
Fixed charges...............................  $ 47,750   $ 82,677   $83,571   $87,608   $ 90,807
                                              ========   ========   =======   =======   ========
Amount by which fixed charges exceed
  earnings..................................  $ 17,134   $ 73,523   $ 5,651   $   493   $ 82,556
                                              ========   ========   =======   =======   ========

                        DETAIL OF INTEREST AND FIXED CHARGES

Interest charges per Consolidated Statement
  of Income which includes amortization of
  debt discount, expense and premium........  $ 31,091   $ 63,861   $65,174   $69,221   $ 70,198
Add: portion of rental expense
  representative of interest factor(1)......    16,659     18,816    18,397    18,387     20,609
                                              --------   --------   -------   -------   --------
          Total fixed charges...............  $ 47,750   $ 82,677   $83,571   $87,608   $ 90,807
Less: interest capitalized per Consolidated
  Statement of Income.......................     1,123      3,045    10,103     7,441        255
                                              --------   --------   -------   -------   --------
          Total interest charges............  $ 46,627   $ 79,632   $73,468   $80,167   $ 90,552
                                              ========   ========   =======   =======   ========

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(1) Interest factor based on management's estimates and approximates one-third of rental expense.